Exhibit 99.6

Capitalized terms used herein but not defined herein have the meanings set forth in the prospectus filed by Oi S.A. – In Judicial Reorganization (“Oi”) with the U.S. Securities and Exchange Commission (the “SEC”) on November     , 2018 (the “Prospectus”). Please note that the offer referenced in this letter is being made in the United States pursuant to the Prospectus.

A copy of the Prospectus will not be delivered to you unless you specifically request it. The Prospectus may be obtained by visiting the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system of the SEC at the website www.sec.gov/edgar.shtml. Pursuant to Rule 173 of the Securities Act of 1933, as amended, you are hereby deemed to have access to the Prospectus. If you would like to request that a copy of the Prospectus be mailed to you please call the Information Agent, D.F. King & Co. Inc., at 800-628-8536 (toll-free) between the hours of 9:00 a.m. (New York City time) and 9:00 p.m. (New York City time), Monday through Friday, or e-mail oi@dfking.com.

FORM OF LETTER TO CLIENTS

OI S.A. – IN JUDICIAL REORGANIZATION

Offering of 3,225,806,451 New Common Shares, which may be represented by

New American Depositary Shares

Offer Price: R$1.24 per New Common Share

U.S. dollar equivalent of R$6.20 per New Common American Depositary Share

Offered Pursuant to Rights Distributed to

Qualifying Shareholders and Qualifying ADS Holders (as defined below)

of Oi S.A. – In Judicial Reorganization

November 23, 2018

To Our Clients:

This letter is being sent to you in connection with a rights offer (the “Rights Offer”) by Oi S.A. – In Judicial Reorganization (“Oi”) because we hold Common ADSs (as defined below) and/or Preferred ADSs (as defined below) for you. We are asking for your instructions. Your prompt action is requested. Please refer to the deadlines relating to the Rights Offer specified in the Prospectus.

The Rights Offer consists of:

•

the “Share Rights Offer,” in which holders (the “Qualifying Shareholders”) of Oi’s common shares (the “Common Shares”) and Oi’s preferred shares (the “Preferred Shares”) as of 5:00 p.m. (Brasília time) on November 19, 2018 (the “Share Rights Record Date”) will receive transferable rights (the “Common Share Rights”) to subscribe for new Common Shares (the “New Common Shares”); and

•

the “ADS Rights Offer,” in which holders (the “Qualifying ADS Holders”) of American Depositary Shares (“ADSs”) each representing five Common Shares (the “Common ADSs”), and holders of ADSs, each representing one Preferred Share (the “Preferred ADSs”), as of 5:00 p.m. (New York City time) on November 21, 2018 (the “ADS Rights Record Date”) will receive transferable rights (the “Common ADS Rights”), to subscribe for new Common ADSs (the “New Common ADSs”).

In the Rights Offer, Oi is distributing (1) to each Qualifying Shareholder, at no charge, 1.333630 Common Share Rights per Common Share or Preferred Share held, and (2) to each Qualifying ADS Holder, at no charge, 1.333630 Common ADS Rights per Common ADS held and 0.266726 Common ADS Rights per Preferred ADS held. Only whole numbers of Common Share Rights and Common ADS Rights will be issued and all entitlements will be reduced to the next lower number of whole Common Share Rights or Common ADS Rights, as the case may be.

Each Common ADS Right will entitle the holder thereof to subscribe for one New Common ADS during the period commencing at 9:00 a.m. (New York City time) on November 23, 2018 and ending at 5:00 p.m. (New York City time) on December 17, 2018 (the “ADS Subscription Period”) at the U.S. dollar equivalent of five times the New Common Share Subscription Price of R$1.24 in cash per New Common ADS subscribed (the “New Common ADS Subscription Price”).

Holders of Common ADS Rights who exercised their Common ADS Rights will also have the ability to manifest their intention to acquire up to all of the Excess New Common ADSs at the New Common ADS Subscription Price by making a subscription request at the time that they exercise their Common ADS Rights. If not all of the New Common Shares are taken up initially in the Rights Offer as a result of the subscription of the New Common Shares to which holders of Common Share Rights (including the Brazilian custodian of the Common Shares and Preferred Shares underlying the Common ADSs and Preferred ADSs) are entitled, Excess New Common ADSs will be allocated to holders of Common ADS Rights who made subscription requests for Excess New Common ADSs in accordance with the allocation principles described in the Prospectus (as defined below).

To validly subscribe for New Common ADSs (including Excess New Common ADSs), a holder of Common ADS Rights must deposit with The Bank of New York Mellon, as ADS Rights Agent (the “ADS Rights Agent”) in cash US$2.03 per New Common ADS subscribed or requested (the “New Common ADS Deposit Amount”), which is equal to US$1.69 (the U.S. dollar equivalent of five times the New Common Share Subscription Price based on the closing rate for the sale of U.S. dollars against the real as reported by the Brazilian Central Bank on October 26, 2018, the date on which the board of directors of Oi authorized the Rights Offer) per New Common ADS subscribed or requested, plus 20% of such amount to cover (1) currency rate fluctuations from October 26, 2018 to the date on which the ADS Rights Agent converts currency in connection with the exercise by the ADS Custodian of the New Common Shares underlying the initial New Common ADSs or the Excess New Common ADSs, as the case may be, (2) the ADS Issuance Fee of US$0.05 per New Common ADS, and (3) any other applicable fees, expenses or taxes. The ADS Rights Agent will return unused amounts to holders. Fractions of New Common ADSs and fractional entitlements under the ADS Rights Offer will be reduced to the nearest whole number of New Common ADSs.

The Common ADS Rights will trade on the NYSE on a “when-issued” basis beginning at 9:30 a.m. (New York City time) on November 19, 2018, and on a “regular way” basis beginning at 9:30 a.m. (New York City time) on November 26, 2018. Trading in Common ADS Rights will cease at 4:00 p.m. (New York City time) on December 12, 2018. The Common ADS Rights will trade under the ticker symbol “OIBR RT.” The CUSIP number for the Common ADS Rights is P7353Y 106.

Holders are not required to exercise their Common ADS Rights. Common ADS Rights that are not exercised during the ADS Subscription Period will be void and will have no value. No arrangements will be made to sell any unexercised Common ADS Rights on a holder’s behalf. Accordingly, holders will not receive any proceeds with respect to unexercised Common ADS Rights.

Enclosed is a “Beneficial Owner Election Form” which you can use to tell us what you would like to do with your Common ADS Rights.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON ADSs OR PREFERRED ADSs CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF COMMON ADS RIGHTS MAY BE MADE ONLY BY US AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to exercise Common ADS Rights to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise your Common ADS Rights.

If you wish to have us, on your behalf, exercise the Common ADS Rights to which you are entitled, please so instruct us by completing, executing and returning to us the enclosed “Beneficial Owner Election Form.” Your instructions to us should be delivered to us promptly in order to permit us to exercise Common ADS Rights on your behalf prior to 5:00 p.m. on December 17, 2018 in accordance with the provisions of the Rights Offer.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), incurred in connection with the exercise of the Common ADS Rights will be for the account of the holder of the Common ADS Rights, and none of such commissions, fees or expenses will be paid by Oi, the Rights Agent or D.F. King & Co., Inc., our information agent for the ADS Rights Offer (the “Information Agent”).

Subscriptions for New Common ADSs (including Excess New Common ADSs) with the Rights Agent are irrevocable and may not be cancelled or modified.

Exercising the Common ADS Rights and investing in the New Common ADSs involves risks. We urge you to carefully read the “Risk Factors” section in the Prospectus and all other information included in the Prospectus in its entirety, before you decide whether or not to exercise the Common ADS Rights.

If you have any questions or need further information about the Rights Offer, please contact the Information Agent, D.F. King & Co., Inc., by telephone at 800-628-8536 (toll free) or by email at oi@dfking.com.

Sincerely,

[BROKER OR OTHER SECURITIES INTERMEDIARY]

Exhibit A to Form of Letter to Clients

BENEFICIAL OWNER ELECTION FORM

OI S.A. – IN JUDICIAL REORGANIZATION

The undersigned acknowledge(s) receipt of your letter dated November 23, 2018, relating to, among other things, the distribution, at no charge, to holders (the “Qualifying ADS Holders”) of American Depositary Shares (“ADSs”), each representing five common shares (the “Common ADSs”) of Oi S.A. – In Judicial Organization (“Oi”), and holders of ADSs, each representing one preferred share of Oi (the “Preferred ADSs”), as of 5:00 p.m. (New York City time) on November 21, 2018 (the “ADS Rights Record Date”), of transferable rights (the “Common ADS Rights”) to subscribe for new Common ADSs (the “New Common ADSs”).

This will instruct you whether to exercise Common ADS Rights distributed with respect to the Common ADSs or Preferred ADSs held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus.

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ☐ Please DO NOT MY EXERCISE COMMON ADS RIGHTS.

Box 2. ☐ Please EXERCISE MY COMMON ADS RIGHTS as set forth below:

	Number of New Common ADSs to be Subscribed for or Requested	New ADS Deposit Amount	Payment
Initial New Common ADSs	X	US$2.03	= US$ (Line 1)
Excess New Common ADSs	X	US$2.03	= US$ (Line 2)
Total Payment Required			US$ (Sum of Lines 1 and 2)

Box 3. ☐ Payment in the following amount is enclosed: US$                .

Box 4. ☐ Please deduct payment of US$                from the following account maintained by you as follows:

(The total of Box 3 and Box 4 must equal the total payment specified above.)

Type of Account:

Account No.:

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of New Common ADSs (including Excess New Common ADSs) indicated above upon the terms and conditions specified in the Prospectus; and

•	agree that if I (we) fail to pay for the New Common ADSs (including Excess New Common ADSs) I (we) have elected to purchase, you may exercise any remedies available to you under law.

Name of Beneficial Owner(s):

Signature of Beneficial Owners(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including zip code):

Telephone Number:

PLEASE NOTE:

If you check Box 1, please sign and date this form and mail it to your broker, custodian bank or your other nominee that holds your Common ADSs or Preferred ADSs.

If you do not check Box 1, please do the following:

•	Check Box 2 and fill out the table shown in Box 2.

•	Check Box 3 and/or Box 4 and fill out the information indicated under Box 3 and/or Box 4.

•	Sign and date this form and mail it to your broker, custodian bank or other nominee that holds your shares.

PLEASE MAKE SURE THAT YOU USE THE CORRECT ADDRESS. You may want to check this address with your broker.